EXHIBIT 2.1

AMENDED AND RESTATED MASTER SEPARATION AGREEMENT

This Amended and Restated Master Separation Agreement (this “Agreement”) is executed on July 23, 2003 and made effective as of December 3, 2001 (the “Effective Date” with respect to all provisions of this Agreement other than the Recitals, Section 4.5 and Section 5.5 of this Agreement) with respect to all provisions of this Agreement other than the Recitals, Section 4.5 and Section 5.5 of this Agreement which such Recitals, Section 4.5 and Section 5.5 are made effective as of July 23, 2003 (the “Effective Date” solely with respect to the Recitals, Section 4.5 and Section 5.5 of this Agreement), between Palm, Inc., a Delaware corporation (“Palm”), having an office at 400 N. McCarthy Blvd., Milpitas, California 95035, and PalmSource, Inc., a Delaware corporation (“PalmSource”), having an office at 1240 Crossman Avenue, Sunnyvale, California 94089.

RECITALS

WHEREAS, Palm is engaged in the handheld computing business and related businesses;

WHEREAS, the Board of Directors of Palm determined that it was in the best interest of Palm and its stockholders to separate Palm’s existing business into two independent businesses and have the current business of the Palm platform solutions group (the “PalmSource Business,” as defined in Article 1) conducted through an internal subsidiary;

WHEREAS, the Boards of Directors of Palm and PalmSource each determined that it was appropriate and desirable for Palm to contribute and transfer to PalmSource, and for PalmSource to receive and assume, directly or indirectly, assets and liabilities currently held by Palm and associated with the PalmSource Business (the “Separation”);

WHEREAS, Palm and PalmSource entered into that certain Master Separation Agreement effective as of December 3, 2001 (the “Prior Agreement”) to effect the Separation;

WHEREAS, the parties contemplate that Palm will distribute to holders of its common stock all of the shares of PalmSource common stock held by Palm, upon which distribution Palm will be an independent publicly traded company and Palm will have no continuing ownership interest in PalmSource;

WHEREAS, the parties desire to amend and restate the Recitals, Section 4.5 and Section 5.5 of the Prior Agreement as set forth herein; and

WHEREAS, the parties intend in this Agreement, including the Exhibits hereto, to set forth the principal arrangements between them regarding the separation of the PalmSource Business.

NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth below, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

1.1   AFFILIATED COMPANY. “Affiliated Company” of any Person means any entity that controls, is controlled by, or is under common control with such Person. As used herein, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through ownership of voting securities or other interests, by contract or otherwise.

1.2   GOVERNMENTAL APPROVALS. “Governmental Approvals” means any notices, reports or other filings to be made, or any consents, registrations, approvals, permits or authorizations to be obtained from, any Governmental Authority.

1.3   GOVERNMENTAL AUTHORITY. “Governmental Authority” shall mean any federal, state, local, foreign or international court, government, department, commission, board, bureau, agency, official or other regulatory, administrative or governmental authority.

1.4   INFORMATION. “Information” means information, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible forms, stored in any medium, including studies, reports, records, books, contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer names, communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product), and other technical, financial, employee or business information or data.

1.5   PALM GROUP. “Palm Group” means Palm, each Subsidiary and Affiliated Company of Palm immediately after the Separation Date, and each Person that becomes a Subsidiary or Affiliate Company of Palm after the Separation Date, all excluding any member of the PalmSource Group.

1.6   PALMSOURCE ASSETS. “PalmSource Assets” has the meaning set forth in Section 2.2 of the Assignment Agreement.

1.7   PALMSOURCE BUSINESS. “PalmSource Business” means the design, development, marketing and licensing of operating system platforms, basic applications, developer tools and other software products complementary to such platforms for mobile and handheld devices and, except as otherwise expressly provided herein, any terminated, divested or discontinued businesses or operations that at the time of termination, divestiture or discontinuation primarily related to the PalmSource Business as then conducted.

1.8   PALMSOURCE GROUP. “PalmSource Group” means PalmSource, each Subsidiary and Affiliated Company of PalmSource immediately after the Separation Date and each Person that becomes a Subsidiary or Affiliate Company of PalmSource after the Separation Date, all excluding any member of the Palm Group.

1.9   PALM’S AUDITORS. “Palm’s Auditors” means Palm’s independent certified public accountants.

1.10   PALMSOURCE’S AUDITORS. “PalmSource’s Auditors” means PalmSource’s independent certified public accountants.

1.11   PERSON. “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

1.12   SUBSIDIARY. “Subsidiary” of any Person means a corporation or other organization whether incorporated or unincorporated of which at least a majority of the securities or interests having by the terms thereof ordinary voting power to elect at least a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries; provided, however, that no Person that is not directly or indirectly wholly-owned by any other Person shall be a Subsidiary of such other Person unless such other Person controls, or has the right, power or ability to control, that Person.

ARTICLE 2

SEPARATION

2.1   SEPARATION DATE. Unless otherwise provided in this Agreement, or in any agreement to be executed in connection with this Agreement, the effective time and date of each transfer of property, assumption of liability, license, undertaking, or agreement in connection with the Separation shall be 12:01 a.m., Pacific Time, December 3, 2001 or such other date as may be fixed by the Board of Directors of Palm (the “Separation Date”).

2.2   CLOSING OF TRANSACTIONS. Unless otherwise provided herein, the closing of the transactions contemplated in Article 3 shall occur by the lodging of each of the executed instruments of transfer, assumptions of liability, undertakings, agreements, instruments or other documents executed or to be executed with Wilson Sonsini Goodrich & Rosati (“WSGR”), 650 Page Mill Road, Palo Alto, California 94304, to be held in escrow for delivery as provided in Section 2.3.

2.3   EXCHANGE OF SECRETARY’S CERTIFICATES. Upon receipt of a certificate of the Secretary or an Assistant Secretary of Palm in the form attached to this Agreement as Exhibit A,

WSGR shall deliver to PalmSource on behalf of Palm all of the items required to be delivered by Palm hereunder pursuant to Section 3.1 and each such item shall be deemed to be delivered to PalmSource as of the Separation Date upon delivery of such certificate. Upon receipt of a certificate of the Secretary or an Assistant Secretary of PalmSource in the form attached to this Agreement as Exhibit B, WSGR shall deliver to Palm on behalf of PalmSource all of the items required to be delivered by PalmSource pursuant to Section 3.2 hereunder and each such item shall be deemed to be delivered to Palm as of the Separation Date upon receipt of such certificate.

ARTICLE 3

DOCUMENTS AND ITEMS TO BE DELIVERED

3.1   DOCUMENTS TO BE DELIVERED BY PALM. Palm will deliver, or will cause its appropriate Subsidiaries to deliver, to PalmSource all of the following items and agreements, each to take effect as of the Separation Date, (collectively, together with all agreements and documents contemplated by such agreements, the “Ancillary Agreements”):

(a)  A duly executed General Assignment and Assumption Agreement (the “Assignment Agreement”) substantially in the form attached hereto as Exhibit C;

(b)  A duly executed Master Technology Ownership and License Agreement substantially in the form attached hereto as Exhibit D-1, a duly executed Master Patent Ownership and License Agreement substantially in the form attached hereto as Exhibit D-2, and a duly executed Master Trademark Ownership and License Agreement, delivered after the date hereof but made effective as of the Separation Date, which shall be deemed Exhibit D-3;

(c)  A duly executed Tax Sharing Agreement substantially in the form attached hereto as Exhibit E;

(d)  A duly executed Business Services Agreement substantially in the form attached hereto as Exhibit F;

(e)  A duly executed Master Confidential Disclosure Agreement substantially in the form attached hereto as Exhibit G;

(f)  A duly executed Indemnification and Insurance Matters Agreement substantially in the form attached hereto as Exhibit H;

(g)  A duly executed Sublease substantially in the form attached hereto as Exhibit I-1, a duly executed Assignment of Lease substantially in the form attached hereto as Exhibit I-2, a duly executed Real Estate License substantially in the form attached hereto as Exhibit I-3, and a duly executed Assignment of Lease substantially in the form attached hereto as  Exhibit I-4;

(h)  A duly executed Employee Leasing Agreement substantially in the form attached hereto as Exhibit J;

(i)  A duly executed Software License Agreement substantially in the form attached hereto as Exhibit K; and

(j)  Such other agreements, documents or instruments as the parties may agree are necessary or desirable in order to achieve the purposes hereof.

3.2 DOCUMENTS TO BE DELIVERED BY PALMSOURCE. PalmSource will deliver to Palm a duly executed counterpart of each agreement or instrument referred to in Section 3.1 to which PalmSource is a party, each to take effect as of the Separation Date.

ARTICLE 4

COVENANTS AND OTHER MATTERS

4.1 OTHER AGREEMENTS. Palm and PalmSource agree to execute or cause to be executed by the appropriate parties and deliver, as appropriate, such other agreements, instruments and other documents as may be necessary or desirable in order to effect the purposes of this Agreement and the Ancillary Agreements.

4.2 FURTHER INSTRUMENTS. At the request of PalmSource, and without further consideration, Palm will execute and deliver, and will cause its applicable Subsidiaries to execute and deliver, to PalmSource and its Subsidiaries such other instruments of transfer, conveyance, assignment, substitution and confirmation and take such action as PalmSource may reasonably deem necessary or desirable in order more effectively to transfer, convey and assign to PalmSource and its Subsidiaries and confirm PalmSource’s and its Subsidiaries’ title to all of the assets, rights and other things of value contemplated to be transferred to PalmSource and its Subsidiaries pursuant to this Agreement, the Ancillary Agreements, and any documents referred to therein, to put PalmSource and its Subsidiaries in actual possession and operating control thereof and to permit PalmSource and its Subsidiaries to exercise all rights with respect thereto (including, without limitation, rights under contracts and other arrangements as to which the consent of any third party to the transfer thereof shall not have previously been obtained). At the request of Palm and without further consideration, PalmSource will execute and deliver, and will cause its applicable Subsidiaries to execute and deliver, to Palm and its Subsidiaries all instruments, assumptions, novations, undertakings, substitutions or other documents and take such other action as Palm may reasonably deem necessary or desirable in order to have PalmSource fully and unconditionally assume and discharge the liabilities contemplated to be assumed by PalmSource under this Agreement or any document in connection herewith and to relieve the Palm Group of any liability or obligation with respect thereto and evidence the same to third parties. Neither Palm nor PalmSource shall be obligated, in connection with the foregoing, to expend money other than reasonable out-of-pocket expenses, attorneys’ fees and recording or similar fees. Furthermore, each party, at the request of the other party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of the transactions contemplated hereby.

4.3 ADDITIONAL BUSINESS SERVICES AGREEMENTS. Palm and its Subsidiaries and PalmSource and its Subsidiaries will enter into business services agreements covering the provision of various business services, including corporate marketing, finance, human resources, information technology, legal, real estate and site services, purchasing, corporate, business development and security and travel, by Palm (and its Subsidiaries) to PalmSource (and its Subsidiaries). Such services will generally be provided for a fee, as set forth in each business services agreement, equal to the direct and indirect costs of providing such services. The business services agreements will generally provide for a term of one year or less. However, some business services agreements may be extended beyond the initial one year term.

4.4 AUDITORS AND AUDITS; ANNUAL AND QUARTERLY STATEMENTS AND ACCOUNTING. Each party agrees that, for so long as Palm is required in accordance with United States generally accepted accounting principles to consolidate PalmSource’s results of operations and financial position:

(a)  Selection of Auditors. PalmSource shall not select a different accounting firm from that used by Palm to serve as its (and its Subsidiaries’) independent certified public accountants (“PalmSource’s Auditors”) for purposes of providing an opinion on its consolidated financial statements without Palm’s prior written consent (which shall not be unreasonably withheld).

(b)  Date of Auditors’ Opinion and Quarterly Reviews. PalmSource shall use its reasonable commercial efforts to enable the PalmSource Auditors to complete their audit such that they will date their opinion on PalmSource’s audited annual financial statements on the same date that Palm’s independent certified public accountants (“Palm’s Auditors”) date their opinion on Palm’s audited annual financial statements, and to enable Palm to meet its timetable for the printing, filing and public dissemination of Palm’s annual financial statements. PalmSource shall use its reasonable commercial efforts to enable the PalmSource Auditors to complete their quarterly review procedures such that they will provide clearance on PalmSource’s quarterly financial statements on the same date that Palm’s Auditors provide clearance on Palm’s quarterly financial statements.

(c)  Annual and Quarterly Financial Statements. PalmSource shall provide to Palm on a timely basis all Information that Palm reasonably requires to meet its schedule for the preparation, printing, filing, and public dissemination of Palm’s annual and quarterly financial statements. Without limiting the generality of the foregoing, PalmSource will provide all required financial Information with respect to PalmSource and its Subsidiaries to PalmSource’s Auditors in a sufficient and reasonable time and in sufficient detail to permit PalmSource’s Auditors to take all steps and perform all reviews necessary to provide sufficient assistance to Palm’s Auditors with respect to financial Information to be included or contained in Palm’s annual and quarterly financial statements. Similarly, Palm shall provide to PalmSource on a timely basis all financial Information that PalmSource reasonably requires to meet its schedule for the preparation, printing, filing, and public dissemination of PalmSource’s annual and quarterly financial statements. Without limiting the generality of the foregoing, Palm will provide all required financial Information with respect to Palm and its Subsidiaries to Palm’s Auditors in a sufficient and reasonable time and in sufficient detail to permit Palm’s Auditors to take all steps and perform all reviews necessary to provide sufficient assistance to PalmSource’s Auditors with respect to Information to be included or contained in PalmSource’s annual and quarterly financial statements.

(d)  Identity of Personnel Performing the Annual Audit and Quarterly Reviews. PalmSource shall authorize PalmSource’s Auditors to make available to Palm’s Auditors both the personnel who performed or will perform the annual audits and quarterly reviews of PalmSource and work papers related to the annual audits and quarterly reviews of PalmSource, in all cases within a reasonable time prior to PalmSource’s Auditors’ opinion date, so that Palm’s Auditors are able to perform the procedures they consider necessary to take responsibility for the work of PalmSource’s Auditors as it relates to Palm’s Auditors’ report on Palm’s financial statements, all within sufficient time to enable Palm to meet its timetable for the printing, filing and public dissemination of Palm’s annual and quarterly statements. Similarly, Palm shall authorize Palm’s Auditors to make available to PalmSource’s Auditors both the personnel who performed or will perform the annual audits and quarterly reviews of Palm and work papers related to the annual audits and quarterly reviews of Palm, in all cases within a reasonable time prior to Palm’s Auditors’ opinion date, so that PalmSource’s Auditors are able to perform the procedures they consider necessary to take responsibility for the work of Palm’s Auditors as it relates to PalmSource’s Auditors’ report on PalmSource’s statements, all within sufficient time to enable PalmSource to meet its timetable for dissemination of PalmSource’s annual and quarterly financial statements.

(e)  Access to Books and Records. PalmSource shall provide Palm’s internal auditors and their designees access to PalmSource’s and its Subsidiaries’ books and records so that Palm may conduct reasonable audits relating to the financial statements provided by PalmSource pursuant hereto as well as to the internal accounting controls and operations of PalmSource and its Subsidiaries. Similarly, Palm shall provide PalmSource’s internal auditors and their designees access to Palm’s and its Subsidiaries’ books and records so that PalmSource may conduct reasonable audits relating to the financial statements provided by Palm pursuant hereto as well as to the internal accounting controls and operations of Palm and its Subsidiaries.

(f)  Notice of Change in Accounting Principles. PalmSource shall give Palm as much prior notice as reasonably practical of any proposed determination of, or any significant changes in, its accounting estimates or accounting principles from those in effect on the Separation Date. PalmSource will consult with Palm and, if requested by Palm, PalmSource will consult with Palm’s independent public accountants with respect thereto. Palm shall give PalmSource as much prior notice as reasonably practical of any proposed determination of, or any significant changes in, its accounting estimates or accounting principles from those in effect on the Separation Date.

(g)  Conflict with Third-Party Agreements. Nothing in this Section 4.4 shall require PalmSource to violate any agreement with any third party regarding the confidentiality of confidential and proprietary information relating to that third party or its business; provided, however, that in the event that PalmSource is required under this Section 4.4 to disclose any such Information, PalmSource shall use all commercially reasonable efforts to seek to obtain such third party’s consent to the disclosure of such information.

4.5 PAYMENT OF EXPENSES. Except as otherwise provided in this Agreement, the Ancillary Agreements or any other agreement between the parties relating to the Separation, all costs and expenses of the parties hereto in connection with the Separation shall be allocated and borne by the parties as follows:

(a)  With respect to all costs and expenses incurred through May 31, 2003: such costs shall be allocated as set forth in the historical financial statements of Palm and PalmSource for the period ending May 31, 2003, or if not so reflected, (i) if the primary beneficiary of the costs and expenses was Palm, then Palm shall pay such costs and expenses; (ii) if the primary beneficiary of the costs and expenses was PalmSource, PalmSource shall pay such costs and expenses; and (iii) all other costs shall be borne equally by Palm and PalmSource.

(b)  With respect to all costs and expenses incurred from and after June 1, 2003, each party shall bear its respective costs and expenses in connection with the Separation; provided, however, that:

(i)  PalmSource shall be solely responsible for all costs and expenses incurred to effect the distribution of PalmSource shares to the Palm stockholders, including but not limited to costs and expenses incurred in connection with printing, mailing and filing with the SEC the registration materials and prospectus relating to the distribution of PalmSource shares (and if such materials are included in a mailing with Palm materials, the pro-rata portion of Palm’s mailing expenses relating to the PalmSource portion based upon weight), engagement of PalmSource financial advisors or legal counsel, the listing of PalmSource stock on a national securities market or exchange, audit and tax fees related to the distribution, and distribution and transfer agent fees;

(ii)  proxy solicitation expenses shall be allocated between Palm and PalmSource based on the companies’ respective cash, cash equivalent and short-term investment balances as reported on May 31, 2003; and

(iii)  expenses which do not primarily benefit one party or the other shall be borne equally by Palm and PalmSource.

4.6 FOREIGN SUBSIDIARIES. Palm and PalmSource shall cause each of their foreign subsidiaries to execute such local transfer agreements, assignments, assumptions, novations and other documents as shall be necessary to effect the purposes of this Agreement with respect to their respective operations outside the United States.

4.7 DISPUTE RESOLUTION.

(a)  Mediation. If a dispute, controversy or claim (“Dispute”) arises between the parties relating to the interpretation or performance of this Agreement or the Ancillary Agreements, or the grounds for the termination hereof, appropriate senior executives (e.g. director or V.P. level) of each party who shall have the authority to resolve the matter shall meet to attempt in good faith to negotiate a resolution of the Dispute prior to pursuing other available remedies. The initial meeting between the appropriate senior executives shall be referred to herein as the “Dispute Resolution Commencement Date.” Discussions and correspondence relating to trying to resolve such Dispute shall be treated as confidential information developed for the purpose of settlement and shall be exempt from discovery or production and shall not be admissible. If the senior executives are unable to resolve the Dispute within thirty (30) days from the Dispute Resolution Commencement Date, and either party wishes to pursue its rights relating to such Dispute, then the Dispute will be mediated by a mutually acceptable mediator appointed pursuant to the mediation rules of JAMS/Endispute within thirty (30) days after written notice by one party to the other demanding non-binding mediation. Neither party may unreasonably withhold consent to the selection of a mediator or the location of the mediation. Both parties will share the costs of the mediation equally, except that each party shall bear its own costs and expenses, including attorney’s fees, witness fees, travel expenses, and preparation costs. The parties may also agree to replace mediation with some other form of non-binding or binding Alternative Dispute Resolution (“ADR”).

(b)  Arbitration. Any Dispute which the parties cannot resolve through mediation within ninety (90) days of the Dispute Resolution Commencement Date, unless otherwise mutually agreed, shall be submitted to final and binding arbitration under the then current Commercial Arbitration Rules of the American Arbitration Association (“AAA”), by three (3) arbitrators in Santa Clara County, California. Such arbitrators shall be selected by the mutual agreement of the parties or, failing such agreement, shall be selected according to the aforesaid AAA rules. The arbitrators will be instructed to prepare and deliver a written, reasoned opinion stating their decision within thirty (30) days of the completion of the arbitration. The prevailing party in such arbitration shall be entitled to expenses, including costs and reasonable attorneys’ and other professional fees, incurred in connection with the arbitration (but excluding any costs and fees associated with prior negotiation or mediation). The decision of the arbitrator shall be final and non-appealable and may be enforced in any court of competent jurisdiction. The use of any ADR procedures will not be construed under the doctrine of laches, waiver or estoppel to adversely affect the rights of either party.

(c)  Court Action. Any Dispute regarding the following is not required to be negotiated, mediated or arbitrated prior to seeking relief from a court of competent jurisdiction: breach of any obligation of confidentiality; infringement, misappropriation, or misuse of any intellectual property right; any other claim where interim relief from the court is sought to prevent serious and irreparable injury to one of the parties or to others. However, the parties to the Dispute shall make a good faith effort to negotiate and mediate such Dispute, according to the above procedures, while such court action is pending.

(d)  Continuity of Service and Performance. Unless otherwise agreed in writing, the parties will continue to provide service and honor all other commitments under this Agreement and each Ancillary Agreement during the course of dispute resolution pursuant to the provisions of this Section 4.7 with respect to all matters not subject to such dispute, controversy or claim.

(e)  Resolution by PalmSource Committee. Notwithstanding the foregoing, while PalmSource remains a wholly-owned subsidiary (excluding shares issued pursuant to PalmSource equity plans to officers, directors, employees and consultants of PalmSource), if, pursuant to Section 4.7(a), the senior executives are unable to resolve the Dispute within thirty (30) days from the Dispute Resolution Commencement Date, and either party wishes to pursue its rights relating to such Dispute, then in lieu of mediation or subsequent remedy contemplated by Section 4.7(b) – (c), the Dispute will be submitted to the PalmSource Committee for resolution (which committee shall consist of the CEO of Palm, the CEO of PalmSource and the Chairman of the Board of Palm, or such other composition as is mutually acceptable to Palm and PalmSource).

4.8 GOVERNMENTAL APPROVALS. To the extent that the Separation requires any Governmental Approvals, the parties will use their reasonable commercial efforts to obtain any such Governmental Approvals.

4.9 NO REPRESENTATION OR WARRANTY. Palm does not, in this Agreement or any other agreement, instrument or document contemplated by this Agreement, make any representation as to, warranty of or covenant with respect to:

(a)  the value of any asset or thing of value to be transferred to PalmSource;

(b)  the freedom from encumbrance of any asset or thing of value to be transferred to PalmSource;

(c)  the absence of defenses or freedom from counterclaims with respect to any claim to be transferred to PalmSource; or

(d)  the legal sufficiency of any assignment, document or instrument delivered hereunder to convey title to any asset or thing of value upon its execution, deliver and filing.

Except as may expressly be set forth herein or in any Ancillary Agreement, all assets to be transferred to PalmSource shall be transferred “AS IS, WHERE IS” and PalmSource shall bear the economic and legal risk that any conveyance shall prove to be insufficient to vest in PalmSource good and marketable title, free and clear of any lien, claim, equity or other encumbrance.

4.10 NON-SOLICITATION OF EMPLOYEES. Palm and PalmSource each agree not to solicit or recruit, without the other party’s express written consent, the other party’s employees for a period of two (2) years following the Separation Date. To the extent this prohibition is waived, any recruitment efforts by either Palm or PalmSource during the initial two (2) year period after the Separation Date shall be coordinated with each party’s Vice President of Human Resources or his or her designate and appropriate management. Notwithstanding the foregoing, this prohibition on solicitation does not apply to actions taken by a party either: (a) solely as a result of an employee’s affirmative response to a general recruitment effort carried out through a public solicitation or general solicitation, or (b) as a result of an employee’s initiative.

4.11 EMPLOYEE AGREEMENTS.

(a)  Definition. As used in this Section 4.11, “Employee Agreement” means the Conflicts, Confidential Information and Assignment of Inventions Agreement and corresponding agreements in foreign countries executed by each Palm employee.

(b)  Survival of Palm Employee Agreement Obligations and Palm’s Common Law Rights. The Palm Employee Agreements of all former Palm employees transferred to PalmSource shall remain in full force and effect according to their terms; provided, however, that none of the following acts committed by former Palm employees within the scope of their PalmSource employment shall constitute a breach of such Palm Employee Agreements: (i) the use or disclosure of Confidential Information (as that term is defined in the former Palm employee’s Palm Employee Agreement) for or on behalf of PalmSource, if such disclosure is consistent with the rights granted to PalmSource and restrictions imposed on PalmSource under this Agreement, any Ancillary Agreement or any other agreement between the parties; (ii) the disclosure and assignment to PalmSource of rights in proprietary developments authored or conceived by the former Palm employee after becoming a PalmSource employee and resulting from the use of, or based upon intellectual property (whether patented or not) which is retained by Palm; provided, however, that in no event shall such disclosure and assignment be regarded as assigning the underlying intellectual property to PalmSource; (iii) the rendering of any services, directly or indirectly, to PalmSource to the extent such services are consistent with the assignment or license of rights granted to PalmSource and the restrictions imposed on PalmSource under this Agreement, any Ancillary Agreement or any other agreement between the parties; and (iv) solicitation of the employees of one party by the other party (so long as such solicitation does not violate Section 4.10 hereof). Further, Palm retains any rights it has under statute or common law with respect to actions by its former employees to the extent such actions are inconsistent with the rights granted to PalmSource and restrictions imposed on PalmSource under this Agreement, any Ancillary Agreement or any other agreement between the parties.

(c)  Assignment, Cooperation for Compliance and Enforcement.

(i)  Palm retains all rights under the Palm Employee Agreements of all former Palm employees necessary to permit Palm to protect the rights and interests of Palm, but hereby transfers and assigns to PalmSource its rights under the Palm Employee Agreements of all former Palm employees to the extent required to permit PalmSource to enjoin, restrain, recover damages from or obtain specific performance of the Palm Employee Agreements or obtain other remedies against any employee who breaches his/her Palm Employee Agreement.

(ii)  Palm and PalmSource agree, at their own respective cost and expense, to use their reasonable efforts to cooperate as follows: (A) PalmSource shall advise Palm of: (1) any violation(s) of the Palm Employee Agreement by former Palm employees, and (2) any violation(s) of the PalmSource Employee Agreement which affect Palm’s rights; and (B) Palm shall advise PalmSource of any violations of the Palm Employee Agreement by current or former Palm employees which affect PalmSource’s rights; provided, however, that the foregoing obligations shall only apply to violations which become known to an attorney within the legal department of the party obligated to provide notice thereof.

(iii)  Palm and PalmSource each may separately enforce the Palm Employee Agreements of former Palm employees to the extent necessary to reasonably protect their respective interests, provided, however, that (i) PalmSource shall not commence any legal action relating thereto without first consulting with Palm’s General Counsel or his/her designee and (ii) Palm shall not commence any legal action relating thereto against any former Palm employee who is at the time an PalmSource employee without first consulting with PalmSource’s General Counsel or his/her designee. If either party, in seeking to enforce any Palm Employee Agreement, notifies the other party that it requires, or desires, such party to join in such action, then the other party shall do so. In addition, if either party commences or becomes a party to any action to enforce a Palm Employee Agreement of a former Palm employee, the other party shall, whether or not it becomes a party to the action, cooperate with the other party by making available its files and employees who have information or knowledge relevant to the dispute, subject to appropriate measures to protect the confidentiality of any proprietary or confidential information that may be disclosed in the course of such cooperation or action and subject to any relevant privacy laws and regulations. Any such action shall be conducted at the expense of the party bringing the action and the parties shall agree on a case by case basis on compensation, if any, of the other party for the value of the time of such other party’s employees as reasonably required in connection with the action.

(iv)  Palm and PalmSource understand and acknowledge that matters relating to the making, performance, enforcement, assignment and termination of employee agreements are typically governed by the laws and regulations of the national, federal, state or local governmental unit where an employee resides, or where an employee’s services are rendered, and that such laws and regulations may supersede or limit the applicability or enforceability of this Section 4.11. In such circumstances, Palm and PalmSource agree to take action with respect to the employee agreements that best accomplishes the parties’ objectives as set forth in this Section 4.11 and that is consistent with applicable law.

(v)  Notwithstanding the foregoing contained in this Section 4.11(c), while PalmSource remains a wholly-owned subsidiary (excluding shares issued pursuant to PalmSource equity plans to officers, directors, employees and consultants of PalmSource), neither party shall commence any legal action with regard to matters related to this Section 4.11 without first complying with the dispute resolution provisions of Section 4.7, above.

4.12     COOPERATION IN OBTAINING NEW AGREEMENTS. Palm understands that, prior to the Separation Date, PalmSource has derived benefits under certain agreements and relationships between Palm and third parties, which agreements and relationships are not being assigned or transferred to PalmSource in connection with the Separation. Upon the request of PalmSource, Palm agrees to make introductions of appropriate PalmSource personnel to Palm’s contacts at such third parties, and agrees to provide reasonable assistance to PalmSource, at Palm’s own expense, so that PalmSource may enter into agreements or relationships with such third parties under substantially equivalent terms and conditions, including financial terms and conditions, that apply to Palm. Such assistance may include, but is not limited to, (i) requesting and encouraging such third parties to enter into such agreements or relationships with PalmSource, (ii) attending meetings and negotiating sessions with PalmSource and such third parties, and (iii) participating in buying consortiums with PalmSource. Palm also understands that certain agreements between Palm and third parties which are being assigned to PalmSource in connection with the Separation may require the consent of the applicable third party. Palm shall assist PalmSource in seeking and obtaining the consent of such third parties to such assignment. In no event will Palm have any obligations hereunder after the first anniversary of the date on which PalmSource first accepts third-party equity financing or following a charge of control of Palm in which Palm is not the surviving entity.

4.13     PROPERTY DAMAGE TO PALMSOURCE ASSETS PRIOR TO THE SEPARATION DATE. In the event of any property damage, other than ordinary wear and tear, to any PalmSource Assets held by Palm which occurs prior to physical transfer to PalmSource, Palm shall repair or otherwise address such damage in the ordinary course of business consistent with past practices; provided, however, that nothing in this clause shall restrict Palm from disposing of any Assets in the ordinary course of business consistent with past practices.

ARTICLE 5

MISCELLANEOUS

5.1     LIMITATION OF LIABILITY. IN NO EVENT SHALL ANY MEMBER OF THE PALM GROUP OR PALMSOURCE GROUP BE LIABLE TO ANY OTHER MEMBER OF THE PALM GROUP OR PALMSOURCE GROUP FOR ANY SPECIAL, CONSEQUENTIAL, INDIRECT, INCIDENTAL OR PUNITIVE DAMAGES OR LOST PROFITS, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY (INCLUDING NEGLIGENCE) ARISING IN ANY WAY OUT OF THIS AGREEMENT, WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES; PROVIDED, HOWEVER, THAT THE FOREGOING LIMITATIONS SHALL NOT LIMIT EACH PARTY’S INDEMNIFICATION OBLIGATIONS FOR LIABILITIES AS SET FORTH IN THE INDEMNIFICATION AND INSURANCE MATTERS AGREEMENT.

5.2 ENTIRE AGREEMENT. This Agreement, the Ancillary Agreements and the Exhibits and Schedules referenced or attached hereto and thereto, constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and shall supersede all prior written and oral and all contemporaneous oral agreements and understandings with respect to the subject matter hereof and thereof.

5.3 GOVERNING LAW. This Agreement shall be construed in accordance with and all Disputes hereunder shall be governed by the laws of the State of California, excluding its conflict of law rules and the United Nations Convention on Contracts for the International Sale of Goods. The Superior Court of Santa Clara County and/or the United States District Court for the Northern District of California shall have jurisdiction and venue over all Disputes between the parties that are permitted to be brought in a court of law pursuant to Section 4.7 above.

5.4 TERMINATION. This Agreement and all Ancillary Agreements may be terminated by mutual consent of Palm and PalmSource. In the event of termination pursuant to this Section 5.4, no party shall have any liability of any kind to the other party.

5.5 NOTICES. Notices, offers, requests or other communications required or permitted to be given by either party pursuant to the terms of this Agreement shall be given in writing to the respective parties to the following addresses:

if to Palm:

Palm, Inc.

400 N. McCarthy Blvd.

Milpitas, California 95035

Attention: Chief Executive Officer

with a copy to:

Palm, Inc.

400 N. McCarthy Blvd.

Milpitas, California 95035

Attention: General Counsel

if to PalmSource:

PalmSource, Inc.

1240 Crossman Avenue

Sunnyvale, California 94089

Attention: Chief Executive Officer

with a copy to:

PalmSource, Inc.

1240 Crossman Avenue

Sunnyvale, California 94089

Attention: General Counsel

or to such other address as the party to whom notice is given may have previously furnished to the other in writing as provided herein. Any notice involving non-performance, termination, or renewal shall be sent by hand delivery, recognized overnight courier or, within the United States, may also be sent via certified mail, return receipt requested. All other notices may also be sent by fax, confirmed by first class mail. All notices shall be deemed to have been given and received on the earlier of actual delivery or three (3) days from the date of postmark.

5.6 COUNTERPARTS. This Agreement, including the Ancillary Agreement and the Exhibits and Schedules hereto and thereto and the other documents referred to herein or therein, may be executed in counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.

5.7 BINDING EFFECT; ASSIGNMENT. This agreement shall inure to the benefit of and be binding upon the parties hereto and their respective legal representatives and successors in interest, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement. Neither party may assign this Agreement or any rights or obligations hereunder, without the prior written consent of the other party, and any such assignment shall be void; provided, however, either party may assign this Agreement to a successor entity in conjunction with such party’s reincorporation, or in conjunction with a change of control event. Any permitted assignee shall agree to perform the obligations of the assignor of this Agreement, and this Agreement shall inure to the benefit of and be binding upon any permitted assignee. This Agreement may be enforced separately by each member of the Palm Group and each member of the PalmSource Group.

5.8 SEVERABILITY. If any term or other provision of this Agreement or the Exhibits or Schedules attached hereto is determined by a court, administrative agency or arbitrator to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the fullest extent possible.

5.9 FAILURE OR INDULGENCE NOT WAIVER; REMEDIES CUMULATIVE. No failure or delay on the part of either party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement or the Exhibits or Schedules attached hereto are cumulative to, and not exclusive of, any rights or remedies otherwise available.

5.10 AMENDMENT. No change or amendment will be made to this Agreement or the Exhibits or Schedules attached hereto except by an instrument in writing signed on behalf of each of the parties to such agreement.

5.11 AUTHORITY. Each of the parties hereto represents to the other that (a) it has the corporate or other requisite power and authority to execute, deliver and perform this Agreement, (b) the execution, delivery and performance of this Agreement by it have been duly authorized by all necessary corporate or other actions, (c) it has duly and validly executed and delivered this Agreement, and (d) this Agreement is a legal, valid and binding obligation, enforceable against it in accordance with its terms subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and general equity principles.

5.12 INTERPRETATION. The headings contained in this Agreement or in any Exhibit hereto, and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized term used in any Exhibit but not otherwise defined therein, shall have the meaning assigned to such term in this Agreement. When a reference is made in this Agreement to an Article, Section, or Exhibit, such reference shall be to an Article, Section or Exhibit to this Agreement, unless otherwise indicated.

5.13 CONFLICTING AGREEMENTS. In the event of conflict between this Agreement and any Ancillary Agreement or other agreement executed in connection herewith, the provisions of such other agreement shall prevail.

WHEREFORE, the parties have signed this Amended and Restated Master Separation Agreement effective as of the Effective Date.

PALM, INC.		PALMSOURCE, INC.

By:	/s/ R. TODD BRADLEY	By:	/s/ DAVID C. NAGEL

Name:	R. Todd Bradley	Name:	David C. Nagel

Title:	CEO, Palm Solutions Group	Title:	CEO

EXHIBIT A

CERTIFICATE OF SECRETARY OF PALM

[Certificate of Secretary of Palm, Inc. has been omitted. A copy of this exhibit will be furnished supplementally to the Commission upon request.]

EXHIBIT B

CERTIFICATE OF SECRETARY OF PALMSOURCE

[Certificate of Secretary of PalmSource, Inc. has been omitted. A copy of this exhibit will be furnished supplementally to the Commission upon request.]

EXHIBIT C

GENERAL ASSIGNMENT AND ASSUMPTION AGREEMENT

[General Assignment and Assumption Agreement has been omitted, but is being filed concurrently herewith under a separate exhibit number.]

EXHIBIT D-1

MASTER TECHNOLOGY OWNERSHIP AND LICENSE AGREEMENT

[Master Technology Ownership and License Agreement has been omitted, but is being filed concurrently herewith under a separate exhibit number.]

EXHIBIT D-2

MASTER PATENT OWNERSHIP AND LICENSE AGREEMENT

[Master Patent Ownership and License Agreement has been omitted, but is being filed concurrently herewith under a separate exhibit number.]

EXHIBIT D-3

MASTER TRADEMARK OWNERSHIP AND LICENSE AGREEMENT

[Master Trademark Ownership and License Agreement has been omitted. A copy of the exhibit will be furnished supplementally to the Commission upon request.]

EXHIBIT E

TAX SHARING AGREEMENT

[Tax Sharing Agreement has been omitted. The Amended and Restated Tax Sharing Agreement is being filed concurrently herewith under a separate exhibit number. A copy of the exhibit will be furnished supplementally to the Commission upon request.]

EXHIBIT F

BUSINESS SERVICES AGREEMENT

[Business Services Agreement has been omitted, but is being filed concurrently herewith under a separate exhibit number.]

EXHIBIT G

MASTER CONFIDENTIAL DISCLOSURE AGREEMENT

[Master Confidential Disclosure Agreement has been omitted, but is being filed concurrently herewith under a separate exhibit number.]

EXHIBIT H

INDEMNIFICATION AND INSURANCE MATTERS AGREEMENT

[Indemnification and Insurance Matters Agreement has been omitted. The Amended and Restated Indemnification and Insurance Matters Agreement is being filed concurrently herewith. A copy of this exhibit will be furnished supplementally to the Commission upon request.]

EXHIBIT I-1

SUBLEASE

[Sublease has been omitted. A copy of this exhibit will be furnished supplementally to the Commission upon request.]

EXHIBIT I-2

ASSIGNMENT OF LEASE

[Assignment of Lease has been omitted. A copy of this exhibit will be furnished supplementally to the Commission upon request.]

EXHIBIT I-3

REAL ESTATE LICENSE

[Real Estate License has been omitted. A copy of this exhibit will be furnished supplementally to the Commission upon request.]

EXHIBIT I-4

ASSIGNMENT OF LEASE

[Assignment of Lease has been omitted. A copy of this exhibit will be furnished supplementally to the Commission upon request.]

EXHIBIT J

EMPLOYEE LEASING AGREEMENT

[Employee Leasing Agreement has been omitted. A copy of this exhibit will be furnished supplementally to the Commission upon request.]

EXHIBIT K

SOFTWARE LICENSE AGREEMENT

[Software License Agreement has been omitted. The Amended and Restated Software License Agreement is being filed concurrently herewith. A copy of this exhibit will be furnished supplementally to the Commission upon request.]